September 22, 1999


Mr. Kevin M. Kelly
President , CEO
Proginet Corporation
200 Garden City Plaza
Garden City, NY 11530

Dear Mr. Kelly:

This letter will confirm the terms and conditions under which Mallory Factor Inc ("Advisor") will serve as Corporate Advisor to Proginet Corporation ("Client").


DUTIES:

As Corporate Advisor, the Advisor will:

     A) Advise Client management on the Financial Relations aspects of the Client's policies, opportunities and problems;

     B) Develop, for approval and implementation, programs designed to achieve the agreed upon objectives set forth in the "Strategic Corporate and Communications Counseling Program" prepared for the Client dated August 20, 1999;

     C)   Conduct  itself  in  accordance  with  the  appropriate   professional
          standards of its industry.

     D) Assist the Client in its plan to become a listed company in the NASDAQ small cap market.


OVERHEAD FEE:

The Client will pay an overhead charge of $3,500.00 per month for the term of this agreement.


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TRANSACTION FEE:

The Client further agrees to pay Mallory Factor one or more transaction fee or fees (the "Transaction Fee") in the event that at any time before eighteen (18) months following the termination of this agreement or any renewal thereof, the Client is involved in one or more of any of the following transactions: any sale or other disposition of all or substantially all of the Client's assets or engaging in any other financing transaction or any sale of securities or any borrowing of money or engaging in any other financing transaction (any such of the foregoing referred to as a "Transaction") with any third party directly or indirectly introduced to the Client by the Advisor or any affiliate of such third party whereby material is exchanged and/or meetings are arranged to facilitate such transactions. A Transaction Fee shall be due with respect to each Transaction entered into at any time before eighteen (18) months following the termination of this agreement or any renewal thereof. Each Transaction Fee shall be equal to Two and one-half percent (2 - 1/2%) of the total value of the Transaction including all cash and all other considerations paid or loaned to the Client or to a third party at the direction of the Client and, if the transaction is a sale of the Client's assets only and not a stock sale, any of Client's debt assumed by such third party or its affiliate and shall be in addition to any other fees or expenses payable under this Agreement. Each Transaction Fee shall be due and payable at closing of each Transaction, except for that portion of the fee where cash is received subsequent to closing or the amount is not quantitatively ascertainable at the closing (e.g., an earnout) which shall be paid when the fee is received or the amount is ascertainable. Client's obligations set forth in this paragraph shall survive any termination of this agreement.


WARRANTS:

In consideration of this Agreement, the Client has this day issued to Mallory Factor a warrant in the attached form (a "Warrant") permitting Mallory Factor
(i) to purchase, without restriction, 500,000 shares of the Client's common stock (the "Stock") consistent with the terms of such warrant agreement and (ii) to purchase, in the event the agreement is renewed beyond its expiration one (1) year after the date hereof, 200,000 shares of Stock, in each case at an exercise price of $0.54 per share.



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

OUT-OF-POCKET EXPENSES:

The Client will reimburse the Advisor for all reasonable out-of-pocket disbursements made in the performance of its duties under this agreement. The Advisor will maintain accurate records of all out-of-pocket expenditures incurred on the Client's behalf. Disbursements to suppliers, such as photographers, clipping services, messengers, etc., will be rebilled to the Client with a standard commission added. The standard commission is 15% of the gross rebilled amount. Other items, such as postage, luncheons with editors, etc., will be rebilled at net cost with no markup. Advisor will obtain Client's oral or written consent prior to incurring any out-of-pocket chargeable expense in excess of $250.00.


TERMS OF PAYMENT:

Billing will be done monthly for the previous month's expenses and the following month's overhead.

Payment is due within thirty (30) days upon receipt of invoice. The Client agrees that it will pay on any overdue balance(s) a finance charge of 1.5% per month or any part thereof in addition to the stated agreement payments. In the event that the Client questions the validity of a charge by the Advisor, payment for only that portion under question may be delayed without penalty provided the Client expresses its objection in writing within ten (10) days upon receipt of invoice.


LIABILITY:

The Client agrees to indemnify and hold the Advisor harmless from and against any and all losses, claims, damages, expenses or liabilities which the Advisor may incur based upon information, representations, reports or data furnished by the Client to the extent that such material is furnished, prepared or approved by the Client for use by the Advisor. Client shall be responsible for the accuracy of the contents thereof, provided that Advisor will be responsible to the extent it modifies same in writing or orally without the Client's furnishing, preparing or approving such modifications.

NON-PROSELYTIZATION:

Recognizing that the Advisor's most highly valued resource is its professional staff, the Client agrees that it shall not employ, hire or retain, or recommend to others the employment, hiring or retention of, directly or indirectly, any person employed by the Advisor without prior written consent of the Advisor's chairman.



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


"Indirectly" includes the Client hiring a competitor of the Advisor which employs a former Advisor employee. This limitation expires one (1) year after the employee has left the Advisor's employ.


TERMS OF AGREEMENT:

This agreement shall extend for one (1) year commencing September 22, 1999. This agreement will be renewed for successive one (1) year periods unless either party notifies the other in writing, at least thirty (30) days prior to the expiration date, of its desire not to renew.

Any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by arbitration in New York, New York in accordance with the rules of the American Arbitration Association, and judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.


Please reconfirm the Client's agreement to the above by endorsing all three (3) copies and returning all three (3) copies to the Advisor for execution.



                                            Sincerely,
                                            MALLORY FACTOR INC

                                            By:_________________________________

ACCEPTED:
PROGINET CORPORATION

By:_________________________________________

Title:___         Date:______________________


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